Exhibit 99.10

Execution Version

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 1, 2021, is entered into by and between View, Inc., a Delaware corporation (“Purchaser”), and RXR Urban Workplaces LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Purchased Assets (as defined below), constituting the WorxWell business of Seller (the “Business”), in each case pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, concurrent with the Closing (defined below), Purchaser and Seller will enter into a master services agreement, in substantially the form attached hereto as Exhibit A (the “Master Services Agreement”).

WHEREAS, concurrent with the execution of this Agreement, Purchaser and Seller will enter into the warrant agreement, in substantially the form attached hereto as Exhibit B (the “Warrant Agreement”), the effectiveness of which will be conditioned upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. The definitions and rules of interpretation set forth in Exhibit C hereto shall be applied to the terms used in this Agreement.

2. Transfer of Assets. On the terms and subject to the terms set forth in this Agreement, at the Closing, Seller shall or cause its Affiliates to sell, convey, assign, transfer and deliver to Purchaser all of Seller’s and its Affiliates’ rights, title and interest in and to the Purchased Assets, free and clear of any Encumbrances. Notwithstanding the foregoing, the Purchased Assets shall not include the Excluded Assets.

3. Assumption of Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge the liabilities and obligations specifically set forth on Schedule 1, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Purchaser shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

4. Purchase Consideration. The purchase consideration to be paid by Purchaser to Seller in connection with the purchase and sale of the Purchased Assets shall be (i) 2,000,000 shares of common stock of the Purchaser, subject to the Lock-Up (the “Common Stock Consideration”), and (ii) the warrant for 1,000,000 shares of common stock of the Purchaser subject to the terms and conditions set forth in the Warrant Agreement (the “Warrant Consideration” and together with the Common Stock Consideration, the “Purchase Consideration”), plus the assumption of the Assumed Liabilities.

5. Tax Matters.

(a) Tax Purchase Price. Seller and Purchaser agree that the transactions contemplated hereby will be treated for all applicable Tax purposes as a purchase or sale of the Purchased Assets in exchange for the Purchase Consideration, plus any Assumed Liabilities that are treated as consideration for the Purchased Assets for U.S. federal income tax purposes (together, the “Tax Purchase Price”).

(b) Allocation.

(i) The Tax Purchase Price shall be allocated among each of the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. No portion of the Tax Purchase Price shall be allocated to any other covenants or agreements contained in this agreement or the Master Services Agreement.

(ii) Within eighty (80) days after the date hereof, the Purchaser shall prepare and deliver to the Seller a written schedule (the “Proposed Valuation and Allocation”) that includes (x) the value of the Warrant Consideration and the Common Stock Consideration and (y) an allocation of the Tax Purchase Price among the Purchased Assets (which, for purposes of this Section 5(b) and the Proposed Valuation and Allocation and Final Allocation, shall include any applicable “goodwill or going concern value”). If the Seller disagrees with the Proposed Allocation, the Seller may, within twenty (20) days after the Seller’s receipt of the Proposed Allocation, deliver a written notice (the “Allocation Dispute Notice”) to the Purchaser to such effect, specifying those items with which the Seller disagrees and setting forth the Seller’s proposed valuation and allocation. The Purchaser and the Seller shall use commercially reasonable efforts to reach agreement on the disputed items or amounts within ten (10) days of the Purchaser’s receipt of the Allocation Dispute Notice, which period may be extended for such time as the Purchaser and Seller may agree to in writing (the “Discussion Period”). The Proposed Valuation and Allocation, as prepared by the Purchaser if no Allocation Dispute Notice has been given, as adjusted pursuant to any agreement between the Purchaser and the Seller shall be the final valuation and allocation (the “Final Allocation”). If the Purchaser and the Seller are unable to resolve all disputed items within the Discussion Period, each of the Purchaser and the Seller may separately determine the value of the Warrant Consideration and the Common Stock Consideration and allocation of the Tax Purchase Price (provided that any such determinations in the absence of a Final Allocation shall represent at least “more likely than not” reporting positions), and there shall be no Final Allocation.

(iii) Each party agrees that, if there is a Final Allocation, such party will (i) be bound by the Final Allocation, (ii) act in strict accordance with the Final Allocation in the preparation and filing of all Returns, (iii) to the extent each party is required, timely file an IRS Form 8594 reflecting the Final Allocation for the taxable year that includes the Closing Date (defined below) and to make any timely comparable filings required by applicable state or local Law and (iv) not take any position inconsistent with the Final Allocation for any Tax purpose, unless required by a “final determination” within the meaning of Section 1313(a) of the Code resulting from a Tax Action initiated by a Tax Authority challenging the Final Allocation, provided that the Purchaser’s cost for the Purchased Assets may differ from the amount so allocated to the extent necessary to reflect its capitalized acquisition costs not included in the amount realized by the Seller. If any Tax Authority challenges the Final Allocation or any allocation resulting therefrom, or, if there is no Final Allocation, any other determination of value or allocation of the Tax Purchase Price in accordance with this Section 5(b)(iii), the party receiving notice of such challenge shall give the other parties prompt written notice thereof and, if there is a Final Allocation, the parties shall use reasonable efforts to preserve the effectiveness of the Final Allocation.

(c) Treatment of Indemnification Payments. Any indemnification payment pursuant to Section 13 (or otherwise) treated as an adjustment to the total consideration paid for the Purchased Assets shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset and there is a Final Allocation, such adjustment shall be allocated among the Purchased Assets in accordance with the Final Allocation provided in Section 5(b).

(d) Straddle Periods. All personal property Taxes, real property Taxes and similar ad valorem obligations levied with respect to Purchased Assets for a Straddle Period (such Taxes, “Straddle Period Taxes”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Seller shall be liable for the amount of Straddle Period Taxes that is apportioned to the Pre-Closing Tax Period, and the Purchaser shall be liable for the amount of Straddle Period Taxes that is apportioned to the Post-Closing Tax Period.

(i) Within sixty (60) days of the Closing Date, the Seller, on the one hand, and the Purchaser, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled, together with such supporting evidence as is reasonably necessary to calculate the proration amount of such Straddle Period Taxes. The proration amount shall be paid by the party owing it to the other party within ten (10) days after delivery of such statement.

(ii) The party required under applicable Law for the filing of a Return with respect to any Straddle Period Taxes that are due or otherwise required to be filed after the Closing Date shall prepare, or cause to be prepared in a timely manner all such Returns (“Straddle Period Returns”). The filing party shall provide the non-filing party with a copy of any such Straddle Period Return at least fourteen (14) days prior to the due date for filing of such Straddle Period Return (taking into account permitted extensions that have been granted) for its review and shall incorporate any reasonable comments of the non-filing party in advance of filing. The amount of any Straddle Period Taxes to be borne by the non-filing party (to the extent not taken into account in the calculation of the proration amounts described in Section 5(d)(ii)) shall be paid by the non-filing party to the filing party within ten (10) days after payment of such Straddle Period Taxes.

(iii) Any payment required under this Section 5(d) and not made within ten (10) days after delivery of the statement shall bear interest at the rate per annum described, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(e) Cooperation on Tax Matters. The Purchaser and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax and the payment of any amounts pursuant to Section 10(e); provided, however, that nothing in the foregoing shall entitle Purchaser to receive any U.S. federal, state or local income tax Returns of Seller or the sole owner of Seller for U.S. federal income tax purposes (“Seller Owner”).

6. Withholding Tax. The Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable hereunder such amounts as are required to be deducted or withheld (including such amounts treated as consideration for applicable Tax purposes) from such amounts under the Code, the Treasury Regulations or any provision of any other applicable Tax Law (including state, local or foreign Tax Law); provided, however, that Purchaser shall provide Seller with 5 Business Days’ notice prior to withholding any amounts pursuant to this Section 6 and shall use best efforts to cooperate with Seller to obtain any available reduction of, or exemption from, any such withholding obligation. To the extent that amounts are so deducted or withheld and remitted to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the party otherwise entitled to receive such payment pursuant to this Agreement. Notwithstanding anything in the foregoing to contrary, provided that Seller has delivered a W-9 of Seller Owner to Purchaser pursuant to Section 7(b) hereof, Purchaser shall not withheld any amounts under Section 1445 of the Code.

7. Closing.

(a) Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place on the date hereof. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Closing Deliverables. At the Closing, (i) Purchaser shall deliver to Seller the Purchase Consideration and the signature page to the Warrant Agreement, (ii) the parties shall deliver to each other such good and sufficient instruments of conveyance, assignment, transfer, delivery or assumption (as applicable) as shall be necessary to vest in Purchaser all rights, title and interest in and to the Purchased Assets, and to evidence the assumption by Purchaser of the Assumed Liabilities, (iii) the parties shall deliver to each other signature pages to the Master Services Agreement, all of the foregoing transfer or assumption instruments or other documents shall be in such form as are reasonably satisfactory to the parties hereto and (iv) the Seller shall deliver to the Purchaser a duly executed IRS Form W-9 from Seller Owner. Nothing in this Agreement shall be deemed to cause or require a conveyance, assignment, transfer, or delivery of the Excluded Assets.

(c) Delivery of Purchased Assets to Nominee of Purchaser. The parties agree that Purchaser nominates View Operating Corporation to take delivery of the Purchased Assets, in which case Seller shall deliver such Purchased Assets to View Operating Corporation in lieu of to Purchaser.

8. Representations and Warranties of Seller. Seller hereby represent and warrant to Purchaser as follows:

(a) Organization and Standing. Seller limited liability companies duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. Seller have all requisite power and authority to execute this Agreement, to carry out and perform their respective obligations under this Agreement and to consummate the transactions contemplated to be performed by it hereunder. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereunder, have been duly and validly authorized by all necessary action of Seller.

(c) Binding Agreement. This Agreement has been duly and validly executed and delivered on behalf of Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes the legal and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

(d) Consents. No material declaration, filing or registration with, or notice to, or authorization, consent or approval of, other action by, any Governmental Authority or any third party is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated under this Agreement.

(e) No Conflict. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, or give any Person a right to terminate or receive any payment or other compensation under, any (x) terms, conditions or provisions of the organizational documents of Seller, (y) material contract to which Seller is now a party or by which it is bound or (z) material Requirement of Law applicable to Seller or (ii) result in the creation or imposition of any Lien, with or without the giving of notice or the lapse of time or both, upon any Purchased Assets.

(f) Approvals. There are no notices, reports or other filings required to be made by Seller with, or consents, permits, licenses, exemptions, orders, clearances, waivers or other authorizations or approvals required to be obtained by Seller from, any Person in order for Seller to execute or deliver this Agreement or to perform or consummate the transactions contemplated hereby.

(g) Title; Sufficiency. Seller has, and at the Closing, Seller will deliver to Purchaser (or its nominees, as applicable) good and valid title to, all of the Purchased Assets free and clear of all Encumbrances. The Purchased Assets (assuming the consent and assignment of the Transit Screen subscription agreement listed on Schedule 2) include all the assets necessary to permit Purchaser to conduct the Business after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement in compliance with applicable Law and to perform all Assumed Liabilities and all Purchaser obligations under the Master Services Agreement.

(h) Litigation. There is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller relating to the Purchased Assets or which challenges the transactions contemplated by this Agreement. There are no outstanding orders, injunctions or decrees of any Governmental Authority that apply to the Purchased Assets that restrict the ownership, disposition or use of the Purchased Assets.

(i) Condition of Assets. The Purchased Assets are in good condition and are adequate for the uses to which they are currently being put.

(j) Taxes.

(i) All material Returns required to have been filed by the Seller with respect to the Purchased Assets have been duly and timely filed (taking into account all applicable extensions of time to file), and all such Returns are true, correct and complete in all material respects.

(ii) All material Taxes due and payable by the Seller related to the Purchased Assets, whether or not shown to be due on any Tax Return, have been timely paid in full.

(iii) There is no Tax Action pending with respect to any Tax or Return with respect to the Purchased Assets.

(iv) There are no Encumbrances related to Taxes on any of the Purchased Assets other than Encumbrances related to Taxes that are (A) not yet due and delinquent or (B) being contested in good faith by appropriate procedures.

(v) None of the Purchased Assets is a United States real property interest within the meaning of Section 897(c) of the Code and Section 1.897-1(c) of the Treasury Regulations.

(vi) No Tax sharing or similar agreement (other than this Agreement or any commercial agreement the principal purpose of which does not relate to Taxes) is currently in effect with respect to the Business or the Purchased Assets that would bind, obligate or restrict the Purchaser after the Closing Date.

(k) Employee Matters.

(i) Section 8(k)(i) of the Seller Disclosure Schedule includes a complete list of all Employees of Seller that are principally involved in the Business and who Purchaser plans to offer employment after the Closing. The list includes, to the extent applicable, each Person’s: (1) position or title with Seller, (2) employing entity, (3) geographic location (by city and state and assigned office location), (4) inactive or leave status (and expected date of return), (5) full, part-time or temporary status, (6) current wages, salaries or hourly rate of pay and bonus (whether monetary or otherwise), (7) status as exempt or non-exempt from the Fair Labor Standards Act of 1938 and similar state wage and hour Laws, (8) any collective bargaining unit; and (9) the date upon which such Person was first hired or engaged.

(ii) Section 8(k)(ii) of the Seller Disclosure Schedule includes a complete list of all independent contractors who currently provide services to Seller. The list includes each Person’s: (1) title; (2) engaging entity; (3) geographic location (by city and state); (4) compensation rate; (5) nature of services provided; (6) engagement date; and (7) anticipated termination date.

(iii) All individuals characterized and treated by Seller as independent contractors or consultants of the Business are properly treated as independent contractors under all applicable Laws. All Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as such.

(iv) Seller is not a party to or bound by any Collective Bargaining Agreement with respect to the Business, and no Employees are represented by any labor or trade union, works council, employee representative body or other labor organization. There is no current, pending or, to the knowledge of the Seller, threatened, and in the past three (3) years there has not been, any (i) union certification drive or proceeding or other labor organizing activity, (ii) unfair labor practice, or (iii) strike, work stoppage, lockout or other material labor dispute.

(v) To Seller’s knowledge, no Employee is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to Seller or the Business or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any of the Sellers or (B) to the knowledge or use of trade secrets or proprietary information.

(vi) Seller is, and for the past three (3) years, has been, in material compliance with all applicable Laws respecting labor, employment and employment practices with respect to the Business and Employees.

(l) Intellectual Property.

(i) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, logos, slogans, design rights, trade names and trade dress, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) Software; (v) websites and internet domain name registrations and social media addresses or handles; (vi) trade secrets and rights in other confidential know-how, data, databases or other collection or compilations of information, works or other materials, and algorithms; and (viii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation and any other rights relating to any of the foregoing).

(ii) Section 8(l)(ii) of the Seller Disclosure Schedule lists all applications and registrations for Intellectual Property and all material Software and domain names owned by Seller and included in the Purchased Assets (together with all other Intellectual Property owned by Seller and included in the Purchased Assets, the “Purchased IP”). Seller is the sole and exclusive beneficial and, as applicable, record owner of all of the Purchased IP (which, for the avoidance of doubt, excludes all intellectual property licensed to the Seller), free and clear of all Encumbrances, and each item of the Purchased IP is valid, subsisting, to the Knowledge of the Seller, enforceable and in full force and effect. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Section 8(l)(ii) of the Seller Disclosure Schedule, Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Intellectual Property, Section 8(l)(ii) of the Seller Disclosure Schedule lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(iii) The Seller’s prior and current use of the Purchased IP in the conduct of the Business and, to the knowledge of the Seller, the conduct of the Business, has not or does not infringe, dilute or misappropriate or otherwise violate the Intellectual Property of any Person. There are no claims pending or threatened in writing by any Person alleging that the conduct of the Business infringes, dilutes, misappropriates or otherwise violates such Intellectual Property, or with respect to the ownership, validity or enforceability of the Purchased IP. To the knowledge of the Seller, no Person is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP. Neither Seller nor any Affiliate of Seller has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

(iv) Except as disclosed on Schedule 9(l)(iv) of the Seller Disclosure Schedule, each third party (including independent contractors) that has developed any Purchased IP has executed written assignments of, or has transferred by operation of law, all Intellectual Property rights related thereto in favor of Seller. Seller has taken commercially reasonable efforts to protect the confidentiality of the trade secrets included in the Purchased IP, and has not disclosed any such trade secrets, including any source code for Software included in the Purchased IP, to any third party except pursuant to a binding non-disclosure agreement.

(v) Seller has not embedded any open source, copyleft or community source code in any of its products generally available or currently in development, including any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement (collectively “Open Source Software”), that subjects the Software included in the Purchased IP to any agreement requiring that such Software be (i) disclosed or distributed publicly in source code or object code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable, and/or (iv) subject to any restriction on the consideration to be charged for the distribution of such Software. Seller has maintained an up-to-date list of all Open Source Software used in the products included in the Purchased IP and has materially complied with all obligations related to all such licenses.

(vi) The Software included in the Purchased Assets functions substantially in accordance with the applicable documentation, and there have not been any material malfunctions in such Software included in the Purchased Assets other than routine software bugs and/or glitches that were promptly remedied in the ordinary course of the business by the Seller. To the knowledge of the Seller, the Seller has not experienced any cyberattack that materially affected the performance of the Software included in the Purchased Assets or other information technology used in the Business, including any ransomware or distributed denial of service attack.

(vii) Seller has in the three (3) years preceding the date hereof materially complied with all laws regarding the collection, use, storage, disclosure or other processing of Personal Information or data protection, privacy, security or similar laws (including any information security breach notification requirements) applicable to companies doing business in New York State (“Privacy Laws”). Seller maintains commercially reasonable technical, physical and organizational safeguards, including as set forth in written policies and procedures, designed to ensure the security of Personal Information in its possession or control, and to the knowledge of Seller there has not been any unauthorized access to any such Personal Information. There have been no written complaints or investigations regarding Seller’s practices with respect to Personal Information by any individual, data protection regulator or any governmental authority.

(viii) Neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any New York State Privacy Laws.

(ix) Assigned Contracts. Schedule 2 includes each contract included in the Purchased Assets and being assigned to and assumed by Purchaser (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Purchaser. There are no disputes pending or threatened under any Assigned Contract.

(m) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except those for which Seller will be solely responsible.

(n) Solvency. Seller is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Consideration is not less than the reasonably equivalent value of the Purchased Assets less the Assumed Liabilities. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing, to meet its debts as they mature and will not become insolvent as a result of the transactions contemplated by this Agreement. After the Closing, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

(o) Financial Statements. Each of the consolidated statement of operations for the Seller and its subsidiaries for the periods January 1, 2020, through December 31, 2020, and January 1, 2021 through November 15, 2021, set forth on Schedule 3 have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved.

9. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. Purchaser has all requisite corporate power and authority to execute this Agreement and the Warrant Agreement, to carry out and perform its obligations under this Agreement and the Warrant Agreement, and to consummate the transactions contemplated to be performed by it hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the Warrant Agreement, and the consummation of the transactions contemplated hereunder and thereunder, have been duly and validly authorized by all necessary action of Purchaser.

(c) Binding Agreement. This Agreement and the Warrant Agreement has been duly and validly executed and delivered on behalf of Purchaser and, assuming the due authorization, execution and delivery by Seller of this Agreement, each of them constitutes the legal and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

(d) Consents. No material declaration, filing or registration with, or notice to, or authorization, consent or approval of, other action by, any Governmental Authority or any third party is required in connection with the execution and delivery by Purchaser of this Agreement or the Warrant Agreement or the consummation by Purchaser of the transactions contemplated under this Agreement or the Warrant Agreement.

(e) No Conflict. Neither the execution and delivery of this Agreement or the Warrant Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, or give any Person a right to terminate or receive any payment or other compensation under, any (x) terms, conditions or provisions of the organizational documents of Purchaser, (y) material contract to which Purchaser is now a party or by which it is bound or (z) material Requirement of Law applicable to Seller.

(f) Approvals. There are no notices, reports or other filings required to be made by Purchaser with, or consents, permits, licenses, exemptions, orders, clearances, waivers or other authorizations or approvals required to be obtained by Purchaser from, any Person in order for Purchaser to execute or deliver this Agreement or the Warrant Agreement, or to perform or consummate the transactions contemplated hereby or thereby.

(g) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, except those for which Purchaser will be solely responsible.

(h) SEC Documents; Financial Statements.

(i) Except as set forth on Schedule 9(h)(i) of the Purchaser Disclosure Schedule, since December 31, 2020 (the “Applicable Date”), the Purchaser has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, exhibits, schedules, statements and documents (and all amendments and supplements thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, exhibits, schedules, statements and documents, collectively, the “View SEC Documents”). Except as set forth on Schedule 9(h)(i) of the

Purchaser Disclosure Schedule, as of their respective dates, each of the View SEC Documents, as amended or supplemented, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the View SEC Documents contained, when filed or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement with respect to those disclosures that are amended or supplemented, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except as set forth on Schedule 9(h)(i) of the Purchaser Disclosure Schedule, (i) neither the Purchaser nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications; (ii) there are no outstanding or unresolved comments received by View from the SEC with respect to any of the View SEC Documents and (iii) none of the View SEC Documents is the subject of ongoing SEC review or investigation. None of the Purchaser’s Subsidiaries are required to file periodic reports with the SEC pursuant to the Exchange Act.

(ii) Except as set forth on Schedule 9(h)(ii) of the Purchaser Disclosure Schedule, the financial statements of the Purchaser included (or incorporated by reference) in the View SEC Documents, including all notes and schedules thereto, or, in the case of the View SEC Documents filed after the date of this Agreement, (i) complied, or will comply, as applicable, in all material respects, when filed or if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, with the rules and regulations of the SEC, including the accounting requirements, with respect thereto, (ii) were, or will be, as applicable, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and (iii) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnotes) the financial position of the Purchaser and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Purchaser and its consolidated subsidiaries for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except as set forth on Schedule 9(h)(iii) of the Purchaser Disclosure Schedule, the Purchaser has implemented and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and (f) of the Exchange Act), which are effective (as such term is used in Rule 13a-15(b) of the Exchange Act) to ensure that material information relating to the Purchaser, including its subsidiaries, is made known to the chief executive officer and the chief financial officer of the Purchaser by others within those entities in connection with the reports it files under the Exchange Act. Except as set forth on Schedule 9(h)(iii) of the Purchaser Disclosure Schedule, such disclosure controls and procedures are effective to ensure that all information required to be disclosed in any View SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with GAAP. Except as set forth on Schedule 9(h)(iii) of the Purchaser Disclosure Schedule, there (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Purchaser or its subsidiaries, (ii) is not, and since the Applicable Date there has not been, to the knowledge of the Purchaser, any illegal act or fraud, whether or not material, that involves management or employees of the Purchaser or its subsidiaries and (iii) is not, and since the Applicable Date there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Purchaser (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser or any of its Subsidiaries.

(iv) Except as set forth on Schedule 9(h)(iv) of the Purchaser Disclosure Schedule, since the Applicable Date, none of the Purchaser or any of its Subsidiaries or any of their directors, officers, employees, nor, to the knowledge of the Purchaser, their respective auditors, accountants or other Representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of View or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Purchaser or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(i) Absence of Certain Changes or Events.

(i) Since December 31, 2020, there has not been any fact, circumstance, effect, change, event or development that has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Purchaser and its Subsidiaries, taken as a whole (a “View Material Adverse Effect”).

(ii) From December 31, 2020 through the date of this Agreement:

(1) the Purchaser and its subsidiaries have conducted their business in the ordinary course in all material respects; and

(2) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Purchaser or any of its subsidiaries, whether or not covered by insurance.

(j) No Undisclosed Material Liabilities. There are no liabilities of the Purchaser or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Purchaser dated as of March 31, 2021 (including the notes thereto) contained in the Purchaser’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, in accordance with GAAP; (b) liabilities incurred in the ordinary course subsequent to March 31, 2021; or (c) liabilities that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on View and its subsidiaries, taken as a whole.

10. Efforts and Consents.

(a) Non-Compete. The Company agrees that for the two (2) year period following the Closing, neither it nor any of its Affiliates (other than any investment fund, managed account, or special purpose acquisition companies where RXR Realty LLC (“RXR Realty”) and/or its successors or any of its Affiliates is a general partner, co-general partner, sponsor, co-sponsor, manager, co-manager, or advisor or co-advisor existing as of the date hereof or formed hereafter, including but not limited to RXR-Digital Ventures Fund LP, RXR Acquisition Corp. and RXR - US Real Estate Mega-Trends Fund LP or any parallel entities of any of the foregoing) develop a product that is substantially similar to the Building WorxWell or Hybrid WorxWell products acquired by View under this Agreement or acquire a controlling interest in any Person whose primary business is selling any product substantively similar to the Building WorxWell or Hybrid WorxWell products acquired by View under this Agreement, in each case as such products operate and are used on the date hereof (the “Non-Compete”); provided that if a Person, or Persons (other than RXR Realty or an Affiliate thereof, Scott Rechler, Michael Maturo or Jason Barnett, or any combination of any of the foregoing), acquires control of RXR Realty or acquires more than 50% of the assets of RXR Realty in one or a series of related transactions (“RXR Acquirer”) after the date hereof, this Section 10(a) shall not apply to RXR Acquirer or any of its Affiliates (other than RXR Realty and its controlled Affiliates).

(b) Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement.

(c) Approvals and Consents. Each of the parties to this Agreement agrees to (i) promptly file or cause to be promptly filed, with all appropriate Governmental Authorities, all notices, registrations, declarations, applications and other documents as may be necessary to consummate the transactions contemplated under this Agreement and (ii) thereafter diligently pursue obtaining all approvals from any such Governmental Authorities as may be necessary to consummate the transactions contemplated under this Agreement. Each of the parties to this Agreement further agrees to use its reasonable best efforts to seek and obtain all third party consents required to otherwise give effect to the transactions contemplated by this Agreement; provided that Seller has no obligation with respect to any assignment of the Excluded Assets.

(d) Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

(e) Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

(f) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder, excluding any Taxes addressed in the Master Services Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. The party responsible under applicable Law for the filing shall timely file any Return or other document with respect to such taxes or fees (and each other party shall, and shall cause its Affiliates to, shall cooperate with respect thereto as necessary). Within ten (10) days of payment of any Transfer Taxes, the filing party shall present a statement to the non-filing party setting forth the amount of Transfer Taxes paid and the out-of-pocket expenses incurred by the non-filing party in filing any tax return or document with respect to such Transfer Taxes. The non-filing party shall pay its share of any Transfer Taxes and fifty percent (50%) of the out-of-pocket expenses incurred by the filing party within ten (10) days after delivery of such statement. Any payment required under this Section 10(e) and not made within ten (10) days after delivery of the statement shall bear interest at the rate per annum described, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(g) Employees. Purchaser will offer employment, to be effective as of the Closing and contingent upon the Closing, on terms to be determined by Purchaser, to those employees of Seller who are listed on Section 10(g) of the Seller Disclosure Schedule (collectively, the “Transferred Employees”). The parties acknowledge and agree that it is not the intention of the parties that any contracts of employment of any employees of Seller shall be assumed by Purchaser as a result of the transactions contemplated under this Agreement. Seller shall use reasonable best efforts to (i) encourage the Transferred Employees to continue their employment with Seller until Closing and thereupon to accept employment with Purchaser and (ii) assist Purchaser in employing Transferred Employees.

Notwithstanding anything to the contrary in this Agreement, each offer of employment shall be (i) contingent upon the Employee’s satisfaction of the offering Purchaser’s drug testing and background check hiring criteria, which shall be in compliance will applicable Laws, and (ii) held open for not less than five (5) Business Days after the offer is made (and subject to the offeree’s execution or acknowledgment of and, in the discretion of the Purchaser, compliance with, any employment-related policies and agreements (including any restrictive covenant agreements) of such Purchaser which are to be applied generally to their employees). Seller shall not attempt in any way to discourage Employees from accepting any offer of employment made by the Purchasers.

(h) Employee Liabilities. Seller shall retain the liability for, and shall indemnify and hold harmless Purchaser from and against, any and all liability for:

(i) salary, vacation pay, commissions (other than those related to customer orders assumed by Purchaser at Closing) and other compensation relating to employment of Employees by Seller prior to Closing (including any and all amounts owed to any Employee related to accrued vacation and paid time off relating to employment prior to the Closing);

(ii) any and all accrued bonuses, discretionary bonuses, performance-based bonuses or other variable or incentive compensation relating to employment of Employees by Seller (including any annual bonuses with respect to the performance year in which the Closing occurs, and any earned but unpaid commission as of the Closing);

(iii) all debts, liabilities and obligations due or arising under the Benefit Plans, regardless of when arising, including all amounts payable by reason of, or in connection with, any claims incurred by a Transferred Employee for benefits under such Benefit Plans;

(iv) all pay in lieu of notice, severance payments, damages for wrongful dismissal and all legal and other related costs in respect of (i) the termination by Seller of the employment of any Employee who does not accept any Purchaser’s offer of employment, or (ii) any Transferred Employee who becomes entitled to notice, termination or severance payments by reason of the transactions contemplated by this Agreement under the existing terms of an applicable Benefit Plan or as required by any applicable Law;

(v) all claims for injury, disability, death or workers’ compensation arising from, or related to employment in, the Business by Seller;

(vi) all labor or employment-related claims, charges, causes of action, demands, litigations, arbitrations, mediations, suits, audits, investigations, proceedings, actions and orders, whether on an individual, class or collective basis, filed, made or brought by Transferred Employees, current or former Employees, applicants, contractors or consultants, or other Persons, against (i) the Business or (ii) a Seller, in each case arising prior to, or as of, the Closing Date; and

11. Further Assurances; Subsequent Transfers.

(a) Further Assurances. To the extent that any of the transfers, deliveries or assumptions required to be made pursuant to Sections 2 or 3 hereof shall not have been so consummated at or prior to the Closing, the parties hereto shall cooperate and use their reasonable best efforts to effect such consummation as promptly thereafter as reasonably practicable. Each of the parties hereto shall execute and deliver such further documents and instruments and take such other actions as any party hereto may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, (i) at any time and from time to time after Closing, at the request of Purchaser, Seller shall execute and deliver such other instruments of transfer and conveyance, and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s right, title to or interest in, all of the Purchased Assets, to put Seller in actual possession and operating control thereof, and to permit Seller to exercise all rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained) and to properly assume and discharge the related Assumed Liabilities and (ii) Seller will cooperate with Purchaser, at the request of Purchaser, to transfer the Software, Personal Information and other information technology included in the Purchased Assets to Purchaser in a manner that minimizes the likelihood of any interruption in the Business.

(b) Subsequent Transfers. In the event and to the extent that Seller is unable to obtain any consents required, or is otherwise unable, to transfer and assign to Seller any agreements, licenses and other rights included in the Purchased Assets, Seller shall (i) continue to be bound thereby pending the assignment thereof to Purchaser and (ii) at the direction of Purchaser, pay, perform and discharge fully all of its obligations thereunder from and after the Closing prior to the assignment thereof to Purchaser, and Purchaser will indemnify Seller for any and all Liabilities of the Seller Indemnified Parties arising out of such agreements, licenses or other rights, or any Liabilities arising out of or resulting from Seller’s actions taken in accordance with any such directions of Purchaser. Seller shall, without further consideration therefor, pay, assign and remit to Purchaser promptly all monies, rights and other consideration received in respect of such agreements. Seller shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 11(b) when and only as reasonably directed by Purchaser. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable, Seller shall promptly assign all its rights and obligations thereunder to Purchaser without payment of any further consideration therefore and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations.

(c) Mistakes in Transfers. In the event that, subsequent to the Closing Date, Seller shall receive written notice from Purchaser, or otherwise determine, that certain specified assets of Seller which properly constitute Purchased Assets were not transferred to Purchaser in accordance with this Agreement, then (assuming the accuracy of such notice or determination) as promptly as practicable thereafter, Seller shall take all steps reasonably necessary to transfer and deliver any and all of such assets to Purchaser without the payment of any further consideration therefor. In the event that, subsequent to the Closing Date, Purchaser shall receive written notice from Seller, or otherwise determine, that certain specified assets which properly constitute Excluded Assets were transferred to Purchaser, then (assuming the accuracy of such notice or determination) as promptly as practicable thereafter, Purchaser shall take all steps reasonably necessary to transfer and deliver any and all of such assets to Seller without the payment by Seller any further consideration therefor.

12. Cooperation; Confidentiality.

(a) Litigation Cooperation. From and after the Closing, with respect to any Action that involves any of the parties to this Agreement (other than an Action brought by a party to this Agreement against another party to this Agreement) and relates to (a) the transactions contemplated by this Agreement or (b) the Purchased Assets or Assumed Liabilities, whether or not such Action is subject to indemnification hereunder, each party (i) shall, upon written request by the other party, and at the expense of the requesting party (subject to the indemnification and expense sharing provisions of this Agreement, to the extent applicable), provide all cooperation and assistance, and shall furnish such records and information, as may be reasonably requested by the other party in connection therewith, including by using reasonable efforts to make available to the other party its Representatives as witnesses and to attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith, and (ii) agree, consistent with applicable rules of privilege and legal ethics, to provide each other with timely and reasonably detailed updates with respect to all material developments, consult with each other before taking any significant actions in connection therewith and offer each other the opportunity to comment before submitting to any Governmental Authority or adverse party any written materials prepared or furnished in connection with such Action.

(b) Retention of Records. Except as otherwise required by Law or agreed to in writing, each party shall each retain, for a period of at least seven years following the Closing Date, all Business Information in such party’s possession. Notwithstanding the foregoing, except as otherwise required by Law, each party may destroy or otherwise dispose of any of such Business Information at any time, provided, that prior to such destruction or disposal, (a) each party shall provide no less than 60 or more than 90 days’ prior written notice thereof to the other party, specifying the Business Information proposed to be destroyed or disposed of and (b) if any other party hereto shall request in writing prior to the scheduled date for such destruction or disposal that any of the Business Information proposed to be destroyed or disposed of be delivered to the other party, the first party shall promptly arrange for the delivery of such of the Business Information as is so requested, at the expense of the requesting party.

(c) Confidentiality. Each party shall hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or at the direction of any self-regulatory organization or, upon the advice of its counsel, by other requirements of Law, all non-public information concerning the other party’s assets, Liabilities, employees or businesses furnished it by the party or its Representatives in connection with the transactions contemplated under this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of the party to which it was furnished or (b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished), and each party shall not, without the prior written consent of the party that furnished such information, release or disclose such information to any other Person, except its Representatives who have a need to know such information and whom such party has directed to abide by the provisions of this Section 12(c). Each party shall be responsible for any breach by its Representatives of the confidentiality provisions of this Section 12(c). Each party shall exercise the same care with respect to all non-public information concerning the other party’s (or any of its Affiliate’s) assets, Liabilities, employees or businesses furnished it by any such other party or its Representatives or otherwise in its possession as it takes to preserve confidentiality for its own similar confidential information.

13. Survival; Indemnification.

(a) Survival. The representations and warranties set forth in this Agreement, and the right to commence any claim with respect thereto, shall survive until the date that is eighteen (18) months from the date hereof; provided that the representations and warranties contained in Sections 8(a), (b), (c), (g) and Sections 9(a), (b), (c) and (g) shall survive indefinitely; and provided, further, that in the event written notice of any bona fide claim for indemnification under Section 13(b) or Section 13(c) shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim), the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved. This Section 13 shall not limit any covenant or agreement of the parties hereto contained in this Agreement which by its respective terms contemplates performance after the Closing.

(b) Indemnification of Purchaser. Subject to the terms of this Section 13, from and after the Closing Date, Seller shall indemnify, defend, save and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses resulting from, arising out of or related to (i) any breach of any representation or warranty of Seller set forth in this Agreement, (ii) the failure by Seller to perform timely any of its respective covenants or agreements contained in this Agreement, (iii) the Excluded Liabilities, (iv) without duplication of any amounts paid pursuant to Section 5(d) hereof or the Master Services Agreement, any Taxes attributable to any Pre-Closing Tax Period or (v) any noncompliance with applicable bulk sales or fraudulent transfer Requirements of Law in connection with the transactions contemplated by this Agreement; provide that the aggregate amount payable for all claims made under clause (i) shall not exceed in value in any event $6,000,000 (the “Cap”), and in cash or from the Common Stock Consideration at Seller’s discretion, as provided in this Section 13(b); provided that, without limiting the Cap, Seller agrees to pay up to the first $2,500,000 of Losses that constitute Purchaser’s out-of-pocket expenses resulting from such Losses or actual cash damages incurred by Purchaser (“Purchaser’s Cash Loss Obligation”); provided further that, for Common Stock Consideration, Seller shall return to Purchaser that number of shares of the Common Stock Consideration equal the amount of such damages divided by the volume weighted average closing price of a share of Purchaser’s common stock on the principal stock exchange on which it is traded for the ten (10) days ending on the trading day before shares of common stock are returned to the Purchaser, rounded to the nearest whole share.

(c) Indemnification of Seller. Subject to the terms of this Section 13, from and after the Closing Date, Purchaser shall indemnify, defend, save and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses resulting from, arising out of or related to (i) any breach of any representation or warranty of Purchaser set forth in this Agreement, (ii) the failure by Purchaser to perform timely any of its respective covenants or agreements contained in this Agreement, (iii) the Assumed Liabilities or (iv) without duplication of any amounts paid pursuant to Section 5(d) hereof or the Master Services Agreement, any Taxes attributable to any Post-Closing Tax Period.

(d) Claims. Upon receipt by an Indemnified Party of notice of any action, suit, proceedings, claim, demand or assessment made or brought by a Third Party (each, a “Third Party Claim”) with respect to a matter for which such Indemnified Party is indemnified under this Section 13 which has or is expected to give rise to a claim for Losses, the Indemnified Party shall promptly, in the case of a Purchaser Indemnified Party, notify Seller and in the case of a Seller Indemnified Party, notify Purchaser (Seller or Purchaser, as the case may be, the “Indemnifying Party”), in writing, indicating the nature of such Third Party Claim and the basis therefore.

(e) Defense of Third Party Claims. The Indemnifying Party shall have thirty (30) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, from all liability with respect thereto. The Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Section 13 and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(f) Actual Losses; Willful Misconduct. In determining the amount to which Indemnified Parties are entitled to assert a claim for indemnification pursuant to this Section 13, only actual losses, and not claims for lost profits or opportunity costs, shall be taken into account, and except in connection with a Third Party Claim in which damages are awarded to a Third Party, the parties waive any claim to punitive or special damages relating to claims against each other. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Indemnifying Party be obligated under this Section 13 to indemnify any Person otherwise entitled to indemnity hereunder in respect of any Losses that result from the willful misconduct, bad faith or negligent acts or omissions of such Person.

(g) Setoff. In addition to any rights of setoff or other similar rights that Purchaser or any of the other Purchaser Indemnified Parties have at common law or otherwise, Purchaser shall have the right to withhold and deduct any sum that is or Purchaser believes in good faith may be owed to any Purchaser Indemnified Party under this Section 13 from any amount otherwise payable by any Purchaser Indemnified Party to Seller.

(h) Remedies Exclusive. Except in cases of common law fraud, the remedies provided in this Section 13 shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the parties from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein.

(i) Effect of Investigation. The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant, obligation or agreement of Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, obligation or agreement. The waiver of any condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, obligation or agreement, shall not affect the right to indemnification, payment of Losses or other remedy based on such representation, warranty, covenant, obligation or agreement.

14. Miscellaneous.

(a) Entire Agreement; Third Party Beneficiaries. This Agreement, together with all Schedules and Exhibits attached hereto, (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies.

(b) Notices. All notices, requests and demands to or upon the respective parties hereto, and all statements and accountings given or required to be given hereunder, shall be made by personal service, or sent by certified mail, return receipt requested, postage prepaid, or by facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto, and shall be deemed received when delivered to the designated address (and only if confirmed if delivered by facsimile):

IF TO PURCHASER, TO:

View, Inc.

195 South Milpitas Blvd

Milpitas, CA 95035

Attn: General Counsel

Email: bill.krause@view.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attn: Michael J. Mies

Email: Michael.mies@skadden.com

IF TO SELLER, TO:

RXR Urban Workplaces LLC

625 RXR Plaza

Uniondale, NY 11556

Attn: General Counsel

With a copy (which shall not constitute notice) to:

RXR Urban Workplaces LLC

625 RXR Plaza

Uniondale, NY 11556

Attn: Frank Pusinelli

And by email: amin@rxrrealty.com;

jflanagan@rxrrealty.com;

erechler@rxrrealty.com;

and

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY 10004

Attn: Lee Parks, Esq.

And by email: lee.parks@friedfrank.com

(c) Transaction Liabilities. Except as otherwise specifically provided in this Agreement, all costs, expenses or other Liabilities incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereunder shall be paid by the party incurring such costs, expenses or other Liabilities.

(d) No Waiver. No waiver by any party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to any party herein shall not operate as a waiver of any default or breach on the part of the other parties hereto. Each and all of the several rights and remedies of any party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

(e) Amendments. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of, any of the terms and conditions of this Agreement, shall be binding upon any party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

(f) Specific Performance. The parties agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedy at law or equity, each party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(g) Governing Law. This Agreement and all claims and Actions arising from or relating to this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to such State’s principles of conflict of laws.

(h) Jurisdiction; Venue; Consent to Service of Process. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Chancery Court (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware in the event of any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Chancery Court or a federal court sitting in the State of Delaware. In any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such Action is brought in an inconvenient forum or that the venue of such Action is improper. Each of the parties also hereby agrees that any final and unappealable judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such judgment shall be conclusive evidence of the fact and amount of such judgment. Each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 14(b) of this Agreement. Nothing in this Section 14(h) shall affect the right of any party to serve process in any other manner permitted by applicable Law.

(i) Waiver of Jury Trial. To the fullest extent permitted by Law, each of the parties irrevocably waives all right to trial by jury in any Action or counterclaim arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement.

(j) Assignment; Successors and Assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other parties hereto; provided, however, that Purchaser may assign all or any portion of their rights or obligations under this Agreement to a wholly-owned subsidiary thereof without the consent of any party hereto. Any attempted assignment in violation of the foregoing shall be null and void. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, but any such assignment by any party hereto shall not relieve such assigning party of any of its obligations or agreements hereunder unless expressly agreed to in writing by each other party hereto in its sole discretion.

(k) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(l) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf by an authorized officer as of the date first above written.

VIEW, INC.

By:
Name: Rahul Bammi
Title: Chief Business Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

RXR URBAN WORKPLACES LLC

By:
Name: Jason Barnett
Title: Authorized Person

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Limited Guaranty of Purchaser’s Cash Loss Obligation

RXR Realty LLC (“Realty”) hereby, jointly and severally with Seller, for value received, absolutely, unconditionally and irrevocably guarantees Purchaser the payment in cash of the Purchaser’s Cash Loss Obligation as provided in Section 13(b) of the Asset Purchase Agreement, between Purchaser and Seller, dated as of the date hereof, to which this Limited Guaranty is attached (the “APA”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the APA. This guaranty constitutes a guarantee of payment and performance when due and not of collection, and Realty specifically agrees that it shall not be necessary or required that Purchaser exercise any right, assert any claim or demand or enforce any remedy whatsoever against Seller before or as a condition to the obligations.

Realty hereby represents and warrants to Purchaser those representations and warranties contained in Section 8(a) through 8(f) of the APA as if Realty were the “Seller” and “Agreement” were this Limited Guaranty of Purchaser’s Cash Loss Obligation.

RXR Realty LLC

By:

Its:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

RXR REALTY LLC

By:
Name: Scott Rechler
Title: Authorized Person

[Signature Page to Limited Guaranty – APA]

EXHIBIT C

DEFINITIONS

1. Certain Terms. The following terms shall have the following meanings:

“Action” means any suit, claim, action, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Benefit Plan” means: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, including without limitation, each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and (ii) each other incentive, bonus, employment, consulting, performance award, phantom equity, stock or stock-based award, deferred compensation, pension, profit sharing, retirement, post-retirement, employment, consulting, severance, termination, change in control, retention, supplemental retirement, vacation or other paid-time off, sickness, life or other insurance, disability, welfare, fringe benefit and similar contract, agreement, plan, program, policy or arrangement that is entered into, sponsored, contributed to or maintained (or required to be contributed to or maintained) by Seller or any of its subsidiaries or Affiliates (or to which Seller or its subsidiaries or Affiliates is a party) in which any current or former Employee participates or to which any Employee is subject or party.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of Milpitas, State of California.

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement, works council agreement, or any other labor-related agreement or arrangement, whether written or oral, with any labor or trade union, labor organization, works council or other authorized labor representative.

“Employee” or “Employees” means (a) each person who as of immediately prior to the Closing is an active employee of the Business, including employees on vacation or on a regularly scheduled day off from work (including for jury service or military service duty); and (b) each employee of the Business who is on short-term disability, long-term disability or leave of absence as of immediately prior to the Closing.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, right of first offer or refusal, security interest or other similar restriction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Excluded Assets” means all of the contracts, agreements or other assets that are not Purchased Assets.

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“Excluded Liabilities” means all Liabilities that are not Assumed Liabilities.

“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Indemnified Party” means any Person who is entitled to receive indemnification pursuant to this Agreement.

“knowledge” means the actual knowledge of the officers, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports, of the Seller or Purchaser, as applicable.

“Law” means any law (including common law), order, writ, judicial decision, injunction, decree, judgment, statute, treaty, rule, regulation, ordinance or code.

“Legal Proceeding” means any action, cause of action, claim, demand, charge, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Liabilities” means, with respect to any Person, any and all liabilities and obligations of such Person, whether fixed, contingent or absolute, accrued or unaccrued, known or unknown, reflected on a balance sheet (or in the notes thereto) or otherwise, including those arising under any law or action, and those arising under any contract, commitment or undertaking, and including tax liabilities.

“Lock-Up” means the earlier of (i) five (5) years from the date hereof, (ii) when Purchaser’s Class A common stock closing price sixty (60)-day trailing average reaches $50.00 per share and (iii) when Purchaser undergoes a Fundamental Transaction (as defined in the Warrant Agreement, by and between Purchaser and Seller, dated as of the date hereof).

“Losses” means any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses (including all Liabilities, costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and expenses in connection therewith) suffered or incurred by an Indemnified Party.

“Person” means any natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company or trust.

“Personal Information” means information that identifies, relates to or could reasonably be linked, directly or indirectly, with a particular individual, or household (including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information) and any information defined as “personal data,” “personal information,” “nonpublic personal information,” or other similar terms as defined by applicable Privacy Laws.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Period beginning on or after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion of any Straddle Period ending before on the Closing Date.

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“Purchased Assets” means the assets set forth on Schedule 2 and Exhibit D.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, partners, members, employees and other representatives, advisors and agents.

“Requirement of Law” means, with respect to any Person, any Law, judgment, order, decree, injunction of (or an agreement with) a Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

“Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with any Tax Authority with respect to Taxes.

“Software” means all (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise, and (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Tax Action” means any claim, action, suit, complaint, arbitration, audit, investigation, review, assessment, notice of deficiency or other proceeding relating to any Tax or Return by or before any Tax Authority.

“Tax Authority” means any Governmental Authority responsible for the imposition, determination or collection of any Tax or the audit, investigation or review of any Return.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any Tax Authority, including any income, franchise, windfall or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth taxes and taxes in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax or value added tax.

“Third Party” means any Person other than Purchaser, Seller or any of their respective Affiliates, designees or assignees.

2.

Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word “including” means “including without limitation.” No provisions of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

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